TAX SHARING AGREEMENT

      This Tax Sharing Agreement, effective as of June 23, 1997, by and among Roller Bearing Holding Company, Inc., a Delaware corporation ("Parent"), and Roller Bearing Company of America, Inc., a Delaware corporation, Industrial Tectonics Bearings Corporation, a Delaware corporation, RBC Linear Precision Products, Inc. , a Delaware corporation, and RBC Nice Bearings, Inc., a Delaware corporation (hereinafter referred to collectively as "Subsidiaries"):

                                   WITNESSETH:

      WHEREAS, the parties (each of which is hereinafter sometimes referred to as a "Member" or, in the plural, as "Members") hereto are members of an affiliated group of corporations ("Affiliated Group") as defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended ("Code"); and

      WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the "consolidated tax liability" (as determined under Treasury Regulation ss. 1.1502-2), as well as the aggregate Income Tax (as hereinafter defined) liability of any combined, consolidated or unitary group of Members which may be due under the provisions of applicable state, local or foreign tax law, of the Affiliated Group among the appropriate Members; for reimbursing the Parent for payment of any tax liabilities of the Affiliated Group and its Members; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. A consolidated federal income tax return shall be filed by Parent for the taxable year ended March 31, 1997, and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated federal income tax return. The Parent and each Subsidiary shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of such returns.

      2. (a) A combined, consolidated or unitary Income Tax return shall be filed by Parent or such Member as may be appropriate for any taxable year for which any two or more Members of the Affiliated Group are required or permitted to file
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such a combined, consolidated or unitary Income Tax return. The appropriate
Members shall execute and file such consents, elections, and other documents as may be required or appropriate for the proper filing of such returns.

         (b) The term "Income Tax" means any state, local or foreign tax imposed upon, measured by, or determined by reference to, or one of the bases of which is, gross or net income, gross or net receipts, or analogous concepts.

      3. (a) For purposes of computing each Member's earnings and profits for tax purposes, the consolidated federal income tax liability of such Affiliated Group shall be apportioned among the Members in accordance with the method set forth in Section 1552(a)(1), Treasury Regulation ss. 1.1552-1(a)(1), and Treasury Regulation ss. 1.1502-33(d)(2)(ii).

         (b) Notwithstanding paragraph (a), for purposes of determining the amount of a Member's payments to Parent under paragraph 5 hereof, each Member's federal income tax liability for a taxable period shall be the amount which would be due and payable by such Member if it had filed a separate federal income tax return for such taxable period. For this purpose, such tax liability shall be determined by taking into account any net operating loss or capital loss carryforward of such Member.

         (c) For all purposes hereunder, the tax liability shown on any combined, consolidated or unitary Income Tax return shall be apportioned between or among the appropriate Members in a similar manner as Federal income tax liability is apportioned pursuant to this agreement, or if such apportionment is not possible then in accordance with the provisions of applicable law, if any, and otherwise in the ratio that the amount of each Member's separate, positive taxable income (or other base upon which taxation is imposed) bears to the sum of the separate, positive taxable income (or other base) amounts of all appropriate Members.

      4. The provisions of this Agreement shall be administered by Parent for the benefit of all the Members.

      5. (a) Subject to clause (b) below, for each taxable period during which income, loss, or credit against tax of any Member is includible in the United States consolidated federal income tax return of the Affiliated Group, each Member (other than the Parent) shall pay to Parent an amount equal to its consolidated federal income tax liability and any state, local or foreign income tax liability relating to a combined, consolidated, or unitary group, in each case as determined under paragraph 3(b) of this Agreement. Such payment is due and payable no later than ten days after delivery of notice of such


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amounts. The actual amount of tax required to be paid by such Member pursuant to the preceding sentence is hereinafter referred to as the "Member Payment."

         (b) If the sum of the Member Payments made or to be made for a given taxable year exceeds the consolidated federal tax liability of the Affiliated Group for such taxable year (the "Excess Amount"), the Parent shall make a payment to the Members or the Members shall reduce their payments to Parent, as applicable, pursuant to this Section 5, in an amount equal to the product of (1) such Member's net operating loss, capital loss or capital loss carryforward, as applicable (each, a "Loss") or credit against tax (a "Credit"), used to offset the income of any other Member for such taxable year multiplied by (2) the highest rate of Federal income tax applicable to corporations, provided that the aggregate of such payments or reduction of payments shall not exceed the Excess Amount. In determining whether the Loss or Credit of such Member was used by the Affiliated Group to offset the income of any other Member, with respect to a Loss, the provisions of Treasury Regulation ss. 1.1502-21T shall apply and, with respect to a Credit, Treasury Regulation ss. 1.1502-3 shall apply, in each case, until such regulation is superseded or finalized at which time such superseding or finalized regulations shall apply.

      6. Parent shall have the right to assess Members their shares of any estimated tax payments to be made with respect to the projected consolidated federal income tax liability and any combined, consolidated, or unitary group state, local or foreign Income Tax liability, for each year. Payment to Parent shall be due and payable no later than ten days after such assessment. Each Member will receive appropriate credit for such estimated tax payments in the year-end computation under this Agreement.

      7. If the consolidated federal income tax liability, or the Income Tax liability of any combined, consolidated, or unitary group, is adjusted for any taxable period, whether by means of an amended return, claim for refund, audit by the Internal Revenue Service ("IRS") or other taxing authority, or by a final judgment by a court of competent jurisdiction or other governmental authority, the liability of each Member shall be recomputed under paragraphs 1, 2 and 3 of this Agreement to give effect to such adjustments. In the case of a refund, Parent shall make payment to each appropriate Member for its share of the refund, determined in the same manner as in paragraph 5 of this Agreement, within ten days after the refund is received by Parent, and in the case of an increase in tax liability, each Member shall pay to Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from Parent. If any interest is to be paid or received as a result of an income tax deficiency or refund described in


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

this section, such interest shall be allocated among the Members in the ratio which each Member's change in consolidated federal income tax liability (or the appropriate combined, consolidated or unitary Income Tax liability) bears to the total change in consolidated federal income tax liability (or the appropriate combined, consolidated or unitary Income Tax liability). Any penalty shall be allocated upon such basis as Parent deems just and proper in view of all applicable circumstances.

      8. This Agreement shall apply to the taxable year ending March 31, 1997, and all subsequent taxable years, unless all of the Members agree in writing to terminate the Agreement. Notwithstanding any termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

      9. Parent will have the responsibility for conducting all IRS examinations for the Affiliated Group, and all audits, inquiries or other proceedings by a governmental authority involving any combined, consolidated or unitary group Income Tax returns. All expenses of the examination and of defending any adjustments or proposed adjustments which are directly identifiable with a Member shall be billed to such Member. In addition, all costs and expenses not directly identifiable with any Member will be allocated by Parent in an equitable manner. Each Member agrees that any adjustment to its taxable income or loss arising out of an examination of Parent by the IRS or another taxing authority will be computed on the basis of agreements reached by Parent and the IRS or such taxing authority, or on the basis of a decision of the Tax Court or other courts of competent jurisdiction, where applicable. The redetermined tax liability resulting from such adjustment shall be allocated pursuant to paragraphs 3 and 7 of this Agreement.

      10. Any Member which leaves the Affiliated Group shall be bound by this Agreement for all taxable periods, or portions thereof, during which such Member was a Member of the Affiliated Group.

      11. The Members hereto specifically recognize that from time to time other corporations may become Members of the Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained at Parent's headquarters.

      12. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the regulations thereunder, or to the provisions of any state, local or foreign Income Tax law relating to combined, consolidated or unitary groups, shall automatically be applicable


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to this Agreement.

      13. Failure of one or more parties hereto to qualify by meeting the definition of a Member of the "Affiliated Group" shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

      14. This Agreement cancels and supersedes any and all previously existing agreements relating to the sharing of any federal, state, local or foreign income tax liabilities among any and all of the Members of the Affiliated Group.

      15. This Agreement shall bind and inure to the respective successors and assigns of the parties hereto.

      16. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

                                         ROLLER BEARING HOLDING COMPANY, INC.


                                         By:
                                            ------------------------------------
                                         ROLLER BEARING COMPANY OF AMERICA, INC.


                                         By:
                                            ------------------------------------
                                         INDUSTRIAL TECTONICS BEARINGS
                                         CORPORATION


                                         By:
                                            ------------------------------------
                                         RBC LINEAR PRECISION PRODUCTS, INC.


                                         By:
                                            ------------------------------------
                                         RBC NICE BEARINGS, INC.


                                         By:
                                            ------------------------------------


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